Exhibit 10.2
SECOND AMENDMENT TO
CHANGE IN CONTROL AGREEMENT
     This Second Amendment to Change in Control Agreement (the “Amendment”), dated as of December 1, 2010, is made and entered into by and between Joseph J. Levanduski, an individual (the “Executive”), and Hawk Corporation, a Delaware corporation (“Hawk”).
RECITALS
     1. Hawk and the Executive are parties to the Change in Control Agreement, dated August 14, 2006, as amended (the “CIC Agreement”) which provides that if the Executive is terminated in connection with a change in control of Hawk that the Executive is entitled to certain benefits including severance in exchange for the Executive’s agreement to abide by certain restrictive covenants, including a covenant not to compete for a period of one year following the termination of the Executive’s employment with Hawk (the “Non-Compete Covenant”).
     2. On October 14, 2010, Carlisle Companies Incorporated (“Carlisle”), and Carlisle’s wholly owned subsidiary, HC Corporation, a Delaware corporation (the “Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hawk. Pursuant to the Merger Agreement, Carlisle and the Purchaser commenced a tender offer to purchase all of the issued and outstanding shares of the Company’s Class A common stock, including the associated Rights (as defined in the Merger Agreement), at a purchase price of $50.00 per share in cash to be followed by a merger of the Purchaser with and into Hawk (the “Merger”).
     3. In exchange for a certain payment to the Executive from Hawk, the Executive desires and has agreed to extend the term of his Non-Compete Covenant by an additional six (6) month period and subject such payments to Section 4.2 and Paragraph 3 of Exhibit B of the CIC Agreement.
     4. Hawk and the Executive desire to amend the CIC Agreement in connection with the extension of the term of the Executive’s Non-Compete Covenant.
AGREEMENT
          NOW, THEREFORE, in consideration of the premises, the covenants, conditions, representations, and agreements contained herein, the consummation by Carlisle of the transactions contemplated by the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive covenants and agrees with Hawk as follows:
          1. Non-Compete. In exchange for the payment described in paragraph 2 below, the Executive has agreed to extend the term of the Non-Compete Covenant by an additional six (6) month period and in accordance with Section 4.2 and Paragraph 3 of Exhibit B of the CIC Agreement, to subject such payment to, and condition such payment upon, the Executive’s compliance with, the Restrictive Covenants unless the Restrictive Covenants have expired under the terms of the CIC Agreement. Therefore, the Executive and Hawk agree that the term of the Non-Compete Covenant as set forth in Paragraph 3 of Exhibit B of the CIC Agreement shall be eighteen (18) months (the “Extended Non-Compete Covenant”). For purposes of the

“Restricted Period” definition, the Restricted Period shall be eighteen (18) months for purposes of Paragraphs 3 and 8(a) of Exhibit B of the CIC Agreement only, and the Restricted Period shall remain one (1) year for all other purposes of Exhibit B of the CIC Agreement.
          2. Additional Consideration. In consideration of the Executive’s agreement in paragraph 1 above with respect to the Extended Non-Compete Covenant, Hawk and the Executive expressly agree and acknowledge that the certain previously-disclosed additional payment to the Executive totaling Three Hundred Thousand Dollars ($300,000) shall be in exchange for the Executive’s agreement to be subject to the Extended Non-Compete Covenant. These payments shall be within 5 days following the closing of the merger pursuant to the Merger Agreement.
          3. Accountants’ Report. Section 3.3 of the CIC Agreement is hereby amended to add the following as a new subsection:
(f) The Corporation agrees to provide the Executive with a copy of the report, including all schedules and backup to such report and all data utilized in the preparation of such report, prepared by its Accountants in accordance with paragraph (b) above, regarding the determination of any and all compensation and benefits, including severance, in connection with the Executive’s termination from employment and taxes related thereto.
          4. Taxes. The Executive agrees that he alone shall be liable for, and shall release and hold Hawk and its affiliates harmless from, any and all taxes solely imposed on the Executive relating to the Payments (as defined below), including any income taxes, excise taxes, interest or penalties that may be imposed on the Executive. The term “Payments” means any payments or benefits received pursuant to the CIC Agreement, as well as any other payments or benefits received in connection with a Change in Control or the Executive’s termination of employment (whether pursuant to the CIC Agreement or any other plan, arrangement or agreement between the Executive and Hawk). Nothing in this paragraph 4 shall amend or modify Section 3.3(c) of the CIC Agreement, which Section 3.3(c) shall remain in full force and effect.
          5. CIC Agreement. The CIC Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.
          6. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the CIC Agreement.
          7. Counterparts. This Amendment may be executed and delivered (including, without limitation, by facsimile transmission) in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

     IN WITNESS WHEREOF, the Executive has executed this Amendment, and Hawk has caused this Amendment to be duly executed on its behalf, as of the date first written above.

HAWK CORPORATION
By:	/s/ Ronald E. Weinberg
Its: CEO and Chairman

EXECUTIVE:
/s/ Joseph J. Levanduski
JOSEPH J. LEVANDUSKI